Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form F-1, of our report dated March 31, 2023 (which includes explanatory paragraphs relating to the correction of certain misstatements related to the June 30, 2022 and September 30, 2022 financial statements of Prospector Capital Corp. and Prospector Capital Corp.’s ability to continue as a going concern) relating to the financial statements of Prospector Capital Corp. as of and for the years ended December 31, 2022 and 2021, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

February 13, 2024